Exhibit 99.1

June 30, 2015

EnteroMedics Inc. Announces Pricing of $35.0 Million Public Offering of Common Stock and Warrants

St. Paul, Minnesota, June 30, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), a developer and manufacturer of devices that use neuroblocking technology to treat obesity, metabolic diseases, and other gastrointestinal disorders, announced the pricing of its previously announced public offering of 40,229,886 units. Each unit consists of one share of common stock, 0.50 of a Series A warrant to purchase one share of common stock, and 0.50 of a Series B warrant to purchase one share of common stock, at a purchase price of $0.87 per unit. Investors whose purchase of units in the offering would result in them beneficially owning more than the initial beneficial ownership limitation to be included in the warrants following the consummation of the offering will have the opportunity to acquire units with Series C pre-funded warrants substituted for any common stock they would have otherwise acquired over the initial beneficial ownership limitation, paying the same price of $0.87 per unit. The Series A warrants will be exercisable immediately and will expire 42 months after their date of issuance at an exercise price of $1.00 per share. The Series B warrants will be exercisable as of the 45th day after their issuance and will expire 12 months following issuance at an exercise price of $1.09 per share. The pre-funded Series C warrants will be exercisable immediately and will expire five years following issuance.

Canaccord Genuity is acting as sole book-running manager and Craig-Hallum Capital Group is acting as co-manager for the offering. Northland Securities and Roth Capital Partners served as financial advisors to the Company in connection with this transaction.

The offering is expected to close on or about July 6, 2015, subject to customary closing conditions including, but not limited to, the receipt of all necessary regulatory approvals, including the approvals of the NASDAQ Capital Market.

Net proceeds from the offering are expected to be approximately $32.6 million, after deducting underwriting commissions and other expenses related to the offering. The company intends to use the net proceeds from the offering to continue its commercialization efforts, for clinical and product development activities and for other working capital and general corporate purposes

The offering is being made pursuant to a shelf registration statement (File No. 333-195855) previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). A final prospectus supplement and accompanying base prospectus related to the offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying base prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying base prospectus may also be obtained by contacting the Syndicate Department of Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone/email at (800) 225-6201/prospectus@canaccordgenuity.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

About EnteroMedics Inc. - EnteroMedics is a medical device company with approvals to commercially launch its product, the Maestro Rechargeable System, in the United States, Australia, the European Economic Area and other countries that recognize the European CE Mark. It is focused on the design and development of devices that use neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders. The Company’s proprietary neuroblocking technology, which it refers to as VBLOC therapy, is designed to intermittently block the vagus nerve using high frequency, low energy, electrical impulses.

EnteroMedics and ETRM are trademarks of EnteroMedics Inc.

Cautionary Note Regarding Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectations of EnteroMedics regarding the completion of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the business of EnteroMedics and the satisfaction of the closing conditions of the offering. More detailed information about those factors is set forth in the filings of EnteroMedics with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. EnteroMedics is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Jody Dahlman,

Director of Communications,

651-634-3071